Exhibit 10.1

THE BANK OF PRINCETON

DEFERRED COMPENSATION PLAN, AS AMENDED AND RESTATED

ARTICLE I

Purpose

The Board of Directors of The Bank of Princeton (the “TBOP” or the “Bank”) adopted The Bank of Princeton Non-Employee Directors Deferred Compensation Plan on March 23, 2022 to provide an opportunity for the Non-Employee Directors of the Board of Directors to defer income attributable to their service as a Non-Employee Director and to provide a means for recognizing the contribution of such directors to the success of TBOP and its affiliates . The Bank of Princeton Non-Employee Directors Deferred Compensation Plan is hereby amended and restated in its entirety by the Board of Directors of the Bank as The Bank of Princeton Deferred Compensation Plan, as amended and restated effective January 1, 2026 (the “Plan”) to provide TBOP with a strategic tool to attract, retain and reward its top executives by providing deferral opportunities beyond the tax-qualified limits imposed by TBOP’s 401(k) Plan, along with other discretionary employer contributions. The Plan will continue to permit Non-Employee Directors to defer income attributable to their service as Non-Employee Directors.

The Plan is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by TBOP to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the TBOP.

The Plan is unfunded for federal tax purposes and is intended to be an unfunded arrangement for Non-Employee Directors and Eligible Executives.

Any amounts set aside to defray the liabilities assumed by TBOP will remain the general assets of TBOP and shall remain subject to the claims of TBOP’s creditors until such amounts are distributed to the Participants.

ARTICLE II

Definitions

2.1

Account. Account means a bookkeeping account maintained to record the Bank’s payment obligation to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and/or component Accounts to reflect amounts payable at different times and in different forms. The Committee may also designate a third party service provider to maintain Accounts for the Plan. Reference to an Account means any such Account established under the terms of this Plan, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the TBOP, is treated as a single employer under Code Section 414(b) or (c).

2.4	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.5	Board of Directors. Board of Directors means the board of directors of TBOP.

2.6	Change in Control. Change in Control has the meaning set forth under Code Section 409A.

2.7	Claimant. Claimant means a Participant or Beneficiary filing a claim under this Plan.

2.8	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9	Code Section 409A. Code Section 409A means Section 409A of the Code and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.10	Committee. Committee means the Joint Compensation/HR Committee of the Board of Directors of the Bank and Princeton Bancorp, Inc.

2.11

Compensation. For purposes of a Non-Employee Director, Compensation means all cash compensation received for service on the board of directors of TBOP. For Eligible Executives, Compensation means an executive’s base salary and cash bonus under the TBOP Management Incentive Plan.

2.12

Deferral Election and Distribution Form. Deferral Election and Distribution Form means an agreement that specifies: (i) the amount of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to the Deferral. This form may be in paper form or electronic form, as determined by the Committee or its designee.

2.13

Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.14

Discretionary Employer Restoration Contributions means discretionary employer contributions that restore benefits or contributions that are cutback due to compensation limits imposed by the Code. The recordkeeper for the TBOP ESOP and 401(k) Plan will calculate the “cutbacks” (if any) on an annual basis and a Discretionary Employer Restoration Contribution may be made to this Plan, subject to Committee approval.

2.15	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VI.

2.16	Effective Date. means, for purposes of this Plan, as amended and restated, January 1, 2026.

2.17

Eligible Executive. Eligible Executive means the TBOP CEO and COO (as of the Effective Date). The Committee may select other Eligible Executives for future Plan Years. In order to qualify as an Eligible Executive an employee must be a highly compensated individual and part of a select group of management, as determined by the Committee.

2.18	Non-Employee Director. Non-Employee Director means a director who is not an employee of TBOP or any Affiliate.

2.19

Other Discretionary Contributions. Other Discretionary Contributions means employer contributions that may include vesting or other conditions. The Committee may make Other Discretionary Contributions at any time and from time to time.

2.20	Participant. Participant means an individual described in Article III.

2.21

Payment Schedule. Payment Schedule means the date as of which payment of an Account will commence and the form in which payment of such Account will be made under the terms of a distribution election in effect for such Account under the terms of this Plan.

2.22

Plan. Plan means The Bank of Princeton Deferred Compensation Plan (formerly referred to as the The Bank of Princeton Non-Employee Directors Deferred Compensation Plan) as documented herein and as may be amended from time to time hereafter.

2.23	Plan Year. January 1 through December 31.

2.24

Separation from Service. Separation from Service means, in the case of a Non-Employee Director, a director’s termination of service on the Board of Directors. Eligible Executives experience a Separation from Service when they are no longer performing services for TBOP or Princeton Bancorp, Inc.

2.25	Stock Unit. Stock Unit means a bookkeeping entry that represents the right to receive a share of Princeton Bancorp, Inc. common stock (“Company Stock”) in the future after certain conditions are met.

2.26	Valuation Date. Valuation Date means the date Accounts are valued, as determined by the Committee.

ARTICLE III

Eligibility and Participation

3.1

Eligibility and Participation. All Non-Employee Directors and Eligible Executives are eligible to participate in the Plan. Non-Employee Directors and Eligible Executives will become Participants as of the date on which the first Deferral Election and Distribution Form becomes irrevocable under Article IV.

ARTICLE IV

Deferrals

4.1	Deferral Elections, Generally.

(a)

Participants may make an initial election to defer Compensation by submitting a Deferral Election and Distribution Form at the time and in the manner established by the Committee, but in any event, in accordance with Section 4.2. A Deferral Election and Distribution Form filed under this paragraph (a) applies to Compensation earned after the date that the Deferral Election and Distribution Form become irrevocable.

(b)

A Deferral Election and Distribution Form that is not timely filed with respect to a service period, or that is submitted by a Participant who experiences a Separation from Service prior to the latest date such form would become irrevocable under Code Section 409A, shall be considered null and void.

(c)

In addition to the general election made under this Article IV, Participants may make a special one-time irrevocable Change in Control election to receive payment of Plan benefits upon a Change in Control that occurs prior to a Participant’s Separation from Service.

(d)	The Bank may designate a third party service provider to provide for electronic deferral and distribution elections.

4.2	Timing Requirements for Deferral Election and Distribution Forms.

(a)

Initial Eligibility. The Committee may permit Non-Employee Directors and Eligible Executives to defer Compensation earned in the first year of eligibility. The Deferral Election and Distribution Form must be filed within 30 days after attaining eligibility to participate and becomes irrevocable not later than the 30th day. A Deferral Election and Distribution Form filed under this paragraph applies to Compensation earned after the date that the Deferral Election and Distribution Form become irrevocable.

(b)

Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit a Participant to defer Compensation by filing a Deferral Election and Distribution Form no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Deferral Election and Distribution Form under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline.

4.3

Deductions from Compensation. The Committee has the authority to determine the practices under which Compensation subject to a Deferral Election and Distribution Form will be deducted from a Participant’s Compensation.

4.4

Vesting. Participant Deferrals shall be 100% vested at all times. Discretionary Employer Restoration Contributions and Other Discretionary Employer Contributions may be subject to a vesting schedule, as determined by the Committee.

4.5

Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals during periods in which the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment that can be expected to result in death or last for a continuous period of at least twelve months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability.

ARTICLE V

Payments from Accounts

5.1	General Rules. The vested portion of a Participant’s Accounts shall become payable upon the first to occur of the payment events applicable to such Account under Sections 5.2 through 5.6.

Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Deferral Election and Distribution Form filed under Article IV or in a valid modification election applicable to such Account as described in Section 5.8.

Payment amounts are based on Account Balances as of the last Valuation Date of the month next preceding the month actual payment is made.

5.2	Specified Date/Age Accounts.

Commencement. Payment is made or begins in the calendar year designated by the Participant, however it must be at least 2 years from the date of Deferral. In the event a Participant dies prior to the commencement of payments under this Section 5.2, the Participant’s Plan benefits will be distributed in accordance with Section 5.4 of this Plan.

Form of Payment. Payment will be made in a lump sum, unless the Participant elected to receive a designated number of annual installments from 2 years up to 5 years.

5.3	Separation from Service. Upon a Participant’s Separation from Service other than death, the Participant is entitled to receive the vested portion of the Participant’s Account Balance.

Commencement. The distribution of a Participant’s Account shall commence payment on the first business day of the calendar year next following the calendar year in which Separation from Service occurs. Notwithstanding any other provision of this Plan, payment to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B) will commence no earlier than the first day of the seventh month following his or her Separation from Service.

Form of Payment. The Account Balance will be paid in a single lump sum unless the Participant elected with respect to the Account Balance to receive annual installments from 2 years up to 5 years.

5.4

Death. Notwithstanding anything to the contrary in this Article V, upon the death of the Participant (regardless of whether such Participant is a Non-Employee Director or Eligible Executive at the time of death), all remaining vested Account Balances shall be paid to the Participant’s Beneficiary in a single lump sum in the calendar year following the year of the Participant’s death and no later than December 31 of such year.

(a)

Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee. The Bank may permit the Participant to file a Beneficiary Designation electronically through a third party service provider.

(b)

No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.

5.5

Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article V, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.

5.6

Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article V, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

5.7

Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning as of the payment commencement date for such installments and shall continue to be made in each subsequent payment period until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last Valuation Date in the month preceding the month of payment and (b) equals the remaining number of installment payments. For purposes of Section 5.8, installment payments will be treated as a single payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VI hereof until the Account is completely distributed.

5.8

Modifications to Payment Schedules. A Participant may modify the Payment Schedule elected by him or her with respect to an Account, consistent with the permissible Payment Schedules available under the Plan for the applicable payment event, provided such modification complies with the requirements of this Section 5.8.

(a)

Time of Election. The modification election must be submitted to the Committee not less than 12 months prior to the date payments would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”).

(b)

Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five (5) years after the date payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence on the fifth anniversary of the date payment would have commenced under the Prior Election.

(c)	Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.

(d)

Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies and shall not be construed to affect the Payment Schedules or payment events of any other Accounts.

ARTICLE VI

Deemed Investment of Accounts

6.1

Accounts. A Participant’s Account will be invested on a phantom basis in any combination of phantom investment options specified by the Participant (or following the Participant’s death, his or her Beneficiary) from those offered by the Committee for this purpose from time to time pursuant to Section 6.2 of this Plan (including the Stock Fund). As of each Valuation Date, a Participant’s Account will be credited with Earnings and gains (and will be debited for expenses and losses) determined as if the amounts credited to the Account (s) had actually been invested as directed by the Participant in accordance with this Article VI. The Committee may utilize a Rabbi Trust in accordance with Section 9.2 of the Plan.

6.2

Phantom Investment Options The Committee will designate the investment options that will be available as phantom investment options under this Plan. These phantom investment options will be described in materials provided to the Participants from time to time. The Committee may discontinue any phantom investment option and may provide rules for transferring a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects a replacement option in accordance with such procedures that the Committee may apply). The Plan provides only for “phantom investments,” and therefore such Earnings, gains, expenses and losses and investments are hypothetical not actual. However, they will be applied to measure the value of a Participant’s Account and the TBOP liability to make deferred payments to or on behalf of the Participant.

(a)

Stock Units. In addition to the other phantom investment options designated by the Committee, the Plan provides for the investment in the Princeton Bancorp, Inc. Stock Fund (“Stock Fund”) as a phantom investment option. If a Participant elects the Stock Fund as a phantom investment option, his or her Account will be credited with Stock Units. With respect to all amounts for which a Deferral investment is made into the Stock Fund, the Bank shall transfer such amounts to the Trust, established in accordance with Section 9.2 of this Plan, as soon as is reasonably practicable after the time when the Compensation otherwise would have been payable in cash to the Participant or at such other times as the Committee shall determine in its sole discretion. Thereafter, the number of Stock Units to be credited to an individual Participant’s Account shall be determined by reference to the total number of shares of Princeton Bancorp, Inc. common stock (“Company Stock”) acquired by the Trust with the proceeds of each transfer and the proportion that the Compensation included in such transfer bears to the total of all Compensation transferred to the Trust.. All Stock Units credited to a Participant’s Account shall be credited with hypothetical cash dividends equal to the cash dividends that are declared and paid on Company Stock. On each record date, the Committee or its designee shall determine the amount of cash dividends to be paid per share of Company Stock. On the payment date of such dividend, the Committee or its designee, shall credit an equal amount of hypothetical cash dividends to each Stock Unit. The hypothetical cash dividends shall be converted into Stock Units by reference to the reinvestment of such dividends by the trustee of the Trust. Management is subject to an insider trading policy and may not be able to move funds in and out of the Stock Fund during certain period. Decisions to move in and out of the Stock Fund should be pre-cleared by the General Counsel of TBOP.

6.3

Phantom Investments. A Participant may allocate on an election form or via an electronic means the phantom investment(s) he or she wishes to apply to the Participant’s Account. If a Participant elects less than 100% of his or her Account to be invested in a phantom investment option, the Committee will designate a money market fund as the default election. Participants may change their investment options on a quarterly basis on such dates as determined by the General Counsel of TBOP to ensure compliance with applicable regulations. Phantom investment elections may be made on an electronic basis or in paper form, as determined by the Committee.

6.4

No Segregation of Assets. A Participant’s Account is a bookkeeping device used to track the value of the Participant’s deferred Compensation (and TBOP’s liability therefore). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

ARTICLE VII

Administration

7.1

Plan Administration. This Plan shall be administered by the Committee or its designee, which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article X.

7.2

Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The Committee, by a vote of a majority of its members, shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

TBOP shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

7.3	Withholding. Non-Employee Directors are not subject to mandatory tax-withholding. Eligible Executives will be subject to mandatory tax withholding on all distributions from the Plan.

7.4

Indemnification. TBOP shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee, its delegees and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his, her or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by TBOP.

7.5

Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to TBOP.

7.6

Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.7

Medium of Distribution. All payments from this Plan (except for Stock Units credited to Participant Accounts) shall be made in cash. Stock Units shall be distributed in shares of Company Stock. The number of shares of Company Stock will equal the number of whole Stock Units credited to the Participant’s Account on the distribution date. Fractional shares shall be disregarded.

7.8	Expenses. The Bank shall bear all expenses associated with the acquisition of Company Stock, as well as the maintenance of any Trust established for the Plan.

ARTICLE VIII

Amendment and Termination

8.1	Amendment and Termination. TBOP may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article VIII. TBOP may also terminate its participation in the Plan.

8.2

Amendments. TBOP, by action taken by its Board of Directors or its designee, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Board of Directors may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the Plan documents; and (iv) making such other amendments as the Board of Directors may authorize.

8.3

Termination. TBOP, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

8.4

Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Deferral Election and Distribution Form any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE IX

Informal Funding

9.1

General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of TBOP, or a trust described in this Article IX. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of TBOP. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between TBOP and any Participant, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of TBOP.

9.2

Rabbi Trust. TBOP may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of TBOP or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE X

Claims

10.1

Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee, which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”). Notice of a claim for payments shall be delivered to the Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A and, if not paid, the Participant or Beneficiary must file a claim under this Article X not later than 180 days after such latest date. If the Participant or Beneficiary fails to file a timely claim, the Participant forfeits any amounts to which he or she may have been entitled to receive under the claim.

(a)

In General. Notice of a denial of benefits (other than claims based on disability) will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)

Disability Benefits. Notice of denial of claims based on disability will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for disability benefits. If the Committee determines that it needs additional time to review the disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)

Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). The notice of denial shall set forth the specific reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary.

10.2

Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)

In General. Appeal of a denied benefits claim (other than a disability benefits claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)

Disability Benefits. Appeal of a denied disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted in accordance with applicable Department of Labor regulations.

The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)

Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). Such notice shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, and (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim.

10.3

Claims Appeals Upon Change in Control. Upon a Change in Control involving TBOP, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. TBOP may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

TBOP shall, with respect to the Appeals Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

10.4

Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his, her or their administrative remedies under Sections 10.1 and 10.2. No such legal action may be brought more than twelve (12) months following the notice of denial of benefits under Section 11.2, or if no appeal is filed by the applicable appeals deadline, twelve (12) months following the appeals deadline.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, TBOP shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control involving TBOP, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be included in determining TBOP’s trust funding obligation under Section 9.2.

10.5

Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE XI

General Provisions

11.1

Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. TBOP may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting TBOP without the consent of the Participant.

11.2

No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of TBOP. The right and power of TBOP to dismiss or discharge an Employee is expressly reserved. TBOP makes no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

11.3

No Right to Continued Board Service or Employment. Nothing contained herein shall be construed to constitute a contract of continued Board service between a Non-Employee Director and TBOP or an affiliate of TBOP or continued employment between an Eligible Employee and TBOP or an affiliate of TBOP.

11.4

Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to the Committee at the headquarters of TBOP.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

11.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

11.6

Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

11.7

Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored. If the Committee is unable to locate the Participant or Beneficiary after five years of the date payment is scheduled to be made the Participant’s Account will be forfeited, provided that a Participant’s Account shall not be credited with Earnings following the first anniversary of such date on which payment is to be made and further provided, however, that such benefit shall be reinstated, without further adjustment for interest, if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

11.8

Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, TBOP, and the Plan from further liability on account thereof.

11.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of New Jersey shall govern the construction and administration of the Plan.

11.10

Compliance With Code Section 409A; No Guarantee. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Plan shall not constitute a guarantee to any Participant or Beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Code Section 409A. TBOP shall have any legal obligation to a Participant with respect to taxes imposed under Code Section 409A.